Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

Inhibrx, Inc.
La Jolla, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (333-259313) and Form S-8 (Nos. 333-263204, 333-252214 and 333-248138) of Inhibrx, Inc. (the “Company”) of our report dated March 6, 2023, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

San Diego, California
March 6, 2023